UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

AXESSTEL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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AXESSTEL, INC.

6815 Flanders Drive, Suite 210

San Diego, California 92121

858-625-2100

www.axesstel.com

Dear Fellow Stockholder:

We are pleased to invite you to attend our 2012 Annual Meeting of Stockholders to be held on July 24, 2012 at our offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121, beginning at 9:00 a.m., local time.

Enclosed are the notice of annual meeting of stockholders and the proxy statement describing the business that will be acted upon at the annual meeting. Please vote on the business to come before the meeting, as it is important that your shares are represented. Instructions on the proxy card explain how you may vote on the Internet or by returning your proxy card by mail. If you decide to attend the meeting, you may, of course, revoke your proxy and cast your vote in person.

Whether or not you plan to attend the meeting, please vote on the Internet or complete, sign, date and return the enclosed proxy card in the envelope provided.

We have also enclosed a copy of our annual report on Form 10-K for our fiscal year ended December 31, 2011. We encourage you to read our annual report, which includes information on our products, operations and markets, as well as our audited financial statements for the fiscal year ended December 31, 2011.

We look forward to seeing you at the meeting.

Sincerely,

H. Clark Hickock

Chief Executive Officer

May 30, 2012

San Diego, California

Important Notice re: the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2012: The Proxy Statement and Annual Report to Stockholders are available at http://investors.axesstel.com.

AXESSTEL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

July 24, 2012

TO THE STOCKHOLDERS OF AXESSTEL, INC.:

NOTICE IS HEREBY GIVEN that the 2012 Annual Meeting of Stockholders of Axesstel, Inc., a Nevada corporation, will be held on July 24, 2012 at 9:00 a.m. local time, at its offices located at 6815 Flanders Drive, Suite 210, San Diego, California 92121. At the annual meeting you will be asked to:

1. Elect five directors to hold office until our next annual meeting of stockholders and until their respective successors have been elected and qualified.

2. To ratify the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

3. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the accompanying proxy statement.

Our board of directors has fixed the close of business on May 25, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Patrick Gray

Chief Financial Officer and Secretary

San Diego, California

May 30, 2012

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. YOU MAY VOTE BY USING THE INTERNET AS INSTRUCTED ON THE PROXY CARD, OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD AND RETURNING IT IN THE ENCLOSED ENVELOPE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

AXESSTEL, INC.

PROXY STATEMENT

2012 ANNUAL MEETING OF STOCKHOLDERS

July 24, 2012

The board of directors of Axesstel, Inc., a Nevada corporation (“Axesstel,” “we,” “our” or “us”), is soliciting the enclosed proxy on our behalf for use at our annual meeting of stockholders to be held on July 24, 2012 at 9:00 a.m., and at any adjournments or postponements thereof, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of stockholders. The annual meeting will be held at our corporate headquarters located at 6815 Flanders Drive, Suite 210, San Diego California 92121. Our telephone number is (858) 625-2100.

All stockholders are cordially invited to attend the annual meeting in person. To obtain directions to be able to attend the meeting and vote in person, please contact our corporate secretary at our principal executive offices referenced in this proxy statement. In any event, please complete, sign, date and return the proxy in the enclosed envelope. We are first sending out these proxy materials to stockholders on or about May 30, 2012.

ABOUT THE ANNUAL MEETING

Q:	What is the purpose of the annual meeting?

A:	At the annual meeting, our stockholders will vote to elect five directors to serve until our next annual meeting and until their successors are elected, and to ratify the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Our stockholders will also vote on any other business to properly come before the meeting.

Q:	Who is entitled to vote at the annual meeting?

A:	Only stockholders of record at the close of business on May 25, 2012, the record date for the annual meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the annual meeting and at any postponements or adjournments thereof.

Q:	What are the voting rights of the holders of common stock?

A:	Each outstanding share of our common stock is entitled to one vote on each matter considered at the annual meeting.

Q:	How is a quorum determined?

A:	Holders of a majority of the outstanding shares of our common stock entitled to vote must be present, in person or by proxy, at the annual meeting to establish a quorum for the transaction of business. As of the record date, 23,799,731 shares of common stock, representing the same number of votes, were outstanding. Therefore, the presence of the holders of common stock representing at least 11,899,866 shares of our common stock entitled to vote must be present, in person or by proxy, at the annual meeting to establish a quorum.

All votes will be tabulated by the inspector of elections appointed for the annual meeting. The inspector will separately count affirmative and negative votes, abstentions and “broker non-votes.” Proxies that are received, regardless of whether the proxy is marked as an abstention from voting on one or more matters, and “broker non-votes” will be included in the calculation of the number of votes considered to be present at the annual meeting for the purpose of establishing a quorum. If a quorum is not achieved, holders of the votes present, in person or by proxy, may adjourn the annual meeting to another date.

Q:	What is a “broker non-vote”?

A:	A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for the annual meeting, but does not vote on a particular proposal because the nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote the shares with respect to that proposal. Shares that constitute broker non-votes will be counted as present at the annual meeting for the purpose of establishing a quorum, but will not be counted as having voting power to vote on the proposal in question. Brokers generally have discretionary authority to vote on routine matters. The ratification of the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm is considered a routine matter. The election of directors is considered a non-routine matter and brokers do not have discretionary authority to vote on that proposal.

Q:	How do I vote?

A:	If you complete and sign the accompanying proxy card and return it to us, it will be voted as you direct. If you are a registered stockholder and attend the annual meeting, you may deliver your completed proxy card in person or you may vote on the Internet as explained on the enclosed proxy card. “Street name” stockholders who wish to vote at the annual meeting will need to obtain a proxy form from the record holder that holds their shares.

Q:	Can I revoke my proxy later?

A:	Yes. You may revoke your proxy by:

(1)	delivering a written notice of revocation to our corporate secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121) before voting begins at the annual meeting;

(2)	delivering a properly executed proxy bearing a later date to our corporate secretary at our principal office (see address immediately above) before voting begins at the annual meeting; or

(3)	attending the annual meeting and voting in person (attendance at the annual meeting will not, by itself, revoke your proxy).

However, if your shares are held in “street name” and you wish to vote at the annual meeting, you must obtain from the record holder a proxy issued in your name.

Q:	How does the board of directors recommend I vote on the proposals?

A:	Our board of directors recommends a vote FOR each of the five nominees for director set forth in this proxy statement and FOR the ratification of the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q:	What vote is required to approve the proposals?

A:	Directors are elected by a plurality of the votes cast by holders of shares having voting power on the matter. This means that, if a quorum exists, the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected.

With respect to the proposal to ratify the appointment of Gumbiner Savett, Inc., if a quorum exists, the affirmative vote of the holders of a majority of the shares of our common stock having voting power on the proposal present in person or represented by proxy at the annual meeting is required to ratify the appointment of Gumbiner Savett, Inc.

Q:	What happens if I abstain from voting or my broker submits a non-vote?

A:

We will count proxies marked “abstain” as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of the proposal as to which the proxy is marked

“abstain,” the shares represented by such proxy will not be treated as affirmative votes. In other words, abstentions are not counted with respect to the proposal regarding the election of directors and are treated as votes cast against with respect to the other proposals. While broker non-votes are similarly counted as shares present for the purpose of determining the presence of a quorum, the shares represented by broker non-votes are not counted for any purpose in determining whether a proposal has been approved.

Q:	How will my shares be voted if I return a blank proxy card?

A:	If you sign and send in your proxy card and do not indicate how you want to vote, we will count your proxy as a vote FOR each of the director nominees named in this proxy statement and FOR the ratification of the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be conducted at the annual meeting other than the proposals discussed in this proxy statement, if any other business comes before the annual meeting, your signed proxy card gives authority to the proxy holders, Clark Hickock and Patrick Gray, to vote on those matters at their discretion.

Q:	Who will bear the costs of this solicitation?

A:	We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our common stock beneficially owned by others to forward to the beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to the beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation by our directors, officers or other regular employees.

Q:	How can I find out the results of the voting at the annual meeting?

A:	Preliminary voting results will be announced at the annual meeting. Final voting results will be published in a report on Form 8-K within four business days after the annual meeting.

Q:	When are stockholder proposals due for next year’s annual meeting?

A:	The deadline for submitting a stockholder proposal for inclusion in our proxy statement and form of proxy for our next annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission, or SEC, is February 24, 2013. You should also review our bylaws, which contain additional requirements about advance notice of stockholder proposals, and the section, “Director Nominees,” in this proxy statement.

ADDITIONAL INFORMATION

Our annual report on Form 10-K for our fiscal year ended December 31, 2011 accompanies this proxy statement but does not constitute a part of the proxy soliciting materials. A copy of such annual report, including financial statements but without exhibits, is available without charge to any person whose vote is solicited by this proxy upon written request to our corporate secretary at our principal office (6815 Flanders Drive, Suite 210, San Diego, CA 92121). Copies may also be obtained through the SEC’s web site at www.sec.gov.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of five directors. The five nominees for director are all incumbent directors. Directors are elected at each annual meeting of stockholders and, if elected, hold office until the next annual meeting of stockholders and until their successors have been elected and qualified, subject to any such director’s earlier resignation or removal.

Director Nominees

Based on the recommendation of the nominating and governance committee of our board of directors, our board of directors has nominated the five individuals set forth below for election. If elected, the nominees will serve as directors until the annual stockholders meeting in 2013 and until their successors are elected and qualified, subject to earlier resignation or removal. Each of the nominees is an incumbent director. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as our board of directors may propose. Each person nominated for election has agreed to serve if elected, and our board of directors has no reason to believe that any nominee will be unable to serve.

Name	Age	Position(s) with Axesstel, Inc.	Director Since
Mark Fruehan	51	Director	2011
Richard M. Gozia	67	Director	2009
Patrick Gray	51	Director and Chief Financial Officer	2011
Osmo A. Hautanen	57	Chairman and Director	2005
H. Clark Hickock	56	Director and Chief Executive Officer	2008

Mark Fruehan is chair of our nominating and governance committee and was appointed to our board of directors in June 2011. He is currently the Executive Vice President, Sales and Business Development for AdMarvel, an Opera Software ASA company, a position that he has held since 2008. AdMarvel is the world-wide leader in mobile ad serving, mediation and monetization infrastructure. From 2001 to 2007, Mr. Fruehan served as Chief Business Development Officer for VeriSign Communication Services, a subsidiary of VeriSign, Inc. From 1996 to 1999, he served in various positions with Cellstar Corporation, including Senior Vice President of Corporate Development where he was responsible for global business development and mergers and acquisitions. During this time, CellStar was the largest mobile device distributor and value added logistics provider for the wireless telephony market. Mr. Fruehan currently serves on the Board of Directors of Wau Movil, a privately held company. Wau Movil is the largest mobile transaction provider in Latin America capable of reaching half a billion subscribers everyday. Mr. Fruehan received a bachelor of science degree in economics from Penn State University.

Richard M. Gozia is chair of our audit committee and has been a director since February 2009. He served as chief executive officer of ForeFront Holdings, Inc., a publicly traded company in the golf accessories business, from 2007 to 2008. From 2001 to 2004, Mr. Gozia served as chief executive officer of Fenix LLC, the holding company for Union Pacific Corporation’s portfolio of technology assets. From 1996 until 1999, Mr. Gozia held various executive positions with CellStar Corporation, a publicly traded distributor of cell phones and wireless devices, including president, chief operating officer and chief financial officer. From 1994 to 1996, he served as the chief financial officer of SpectraVision Inc., a provider of in-room interactive video entertainment services to the lodging industry. Prior to that time, he served as the chief financial officer of Harte-Hanks, Inc. Mr. Gozia began his career as an accountant with Arthur Young & Co. and has been a certified public accountant since 1972. He has served on the boards of directors of several publicly traded companies. During 2008, he served as a board member and audit committee chairman for ChemRx Corp. an institutional pharmacy. From 2007 to 2009, he served as a board member of DGSE Companies Inc., a company engaged in jewelry and precious metal sales.

From 2005 to 2006, Mr. Gozia was chairman of the board and audit committee chairman of Elandia International, Inc., a telecommunications company. Also, from 2005 to 2008 Mr. Gozia served as chairman of the board and audit committee chairman of Forefront Holdings, Inc., a golf accessories company. Mr. Gozia holds a bachelor of science degree in accounting and finance from the University of Missouri at Columbia.

Patrick Gray was appointed to our board of directors in June 2011. He joined us in March 2004 as vice president, controller. In 2005, he was promoted to senior vice president, corporate controller and in February 2007, he was named chief financial officer. From 1996 to 2004, Mr. Gray served in various finance and accounting positions at REMEC, Inc., a San Diego based designer and manufacturer of telecom equipment for the worldwide mobile communications market, including vice president, corporate controller and vice president, controller of global operations. At REMEC, Mr. Gray was responsible for the financial management of all domestic and international entities including China, Costa Rica, Mexico and the Philippines. He also participated in over twenty merger and acquisition transactions and multiple financings. Mr. Gray holds an MBA from Pepperdine University and a bachelor of science degree in business administration with a concentration in accounting from California State University, Northridge.

Osmo A. Hautanen is chairman of our board of directors and our compensation committee and has been a director since November 2005. Mr. Hautanen has served as Chief Executive Officer of Magnolia Broadband, Inc., a fabless semiconductor company for the wireless communications industry, since 2004. From 2002 to 2003, he was President of Americas for Somera Communications Inc., a telecommunications asset management company. Mr Hautanen has also been the owner of Cosmos Consulting Inc. since 2000, a consulting firm providing advisory services to international companies. From 2000 to 2001, Mr. Hautanen was the chief executive officer of Fenix LLC, the holding company for Union Pacific Corporation’s portfolio of technology assets. From 1998 to 1999, he served as chief executive officer of Formus Communications, an international wireless communications company. From 1996 to 1998, Mr. Hautanen was President of Americas for Philips Consumer Communications group. Before that time, Mr. Hautanen had an 18-year career with Nokia, where he served in multiple roles including vice president of sales and marketing for North America, vice president and general manager of Latin America, as well as vice president and general manager of Personal Communications Services. Mr. Hautanen holds a bachelor of science degree in international business from Technical College of Varkaus (Finland), and an MBA in international business from Georgia State University. He is fluent in Finnish, German and English.

H. Clark Hickock was appointed as our chief executive officer and a director in March 2008. He joined us as our chief operating officer in April 2005 and was responsible for all areas of operations including global contract manufacturing, supply chain, procurement, quality control and product cost reduction and new product introductions. From 2004 to 2005, Mr. Hickock was executive vice president of global operations for Cherokee International Corporation, responsible for operations and supply chain management in the U.S., Mexico, China and Europe. Prior to that, from 1994 to 2004 he served as executive vice president of global operations for REMEC, Inc., where he managed an international team of over 4,000 in the manufacturing services business unit, new product introduction, and supply chain. While at REMEC, he also led a major corporate restructuring by consolidating 22 separately acquired manufacturing operations into a unified global supply chain of three low cost offshore manufacturing facilities. Prior to REMEC, Mr. Hickock worked for 16 years as director of materials of E-systems Inc., an aerospace and defense division of Raytheon Company, where he managed the material and subcontract department. Mr. Hickock holds a bachelor of arts degree in Finance and Economics from the University of Texas.

There are no family relationships among any of our executive officers and directors.

In addition to the information above regarding each nominee’s business experience and service on the boards of directors of other companies, our board of directors considered the following experience, qualifications or skills of each of the nominees in concluding that each director nominee is qualified to serve as a director. The information below is not intended to be an exhaustive list of the qualifications that the board of directors considered with respect to the nominees.

Mr. Fruehan was recently appointed to our board and to each of our board committees as an outside director. Mr. Fruehan has been active in the wireless industry for 26 years. He has extensive business experience operating with Tier 1 wireless carriers in the North American market, and business relationships with senior management at those carriers. Our board of directors believes that Mr. Fruehan’s experience will provide significant value as we attempt to develop an increasing portion of our business from our operations in North America.

Mr. Gozia has been a licensed CPA for 40 years. He was recruited to join our board of directors, in particular, to serve the function of audit committee chairman and financial expert. Mr. Gozia has four years of experience as the chief accounting officer of a publicly traded company, eight years of experience as a chief financial officer for publicly traded companies, and eight years of experience as an auditor with a national audit firm. He has served as audit committee chair for three other public companies at various times prior to joining Axesstel. In addition, Mr. Gozia has significant operational experience having served in chief executive officer and president and chief operating officer roles for companies of various sizes from start up to $2.4 billion in revenues.

Mr. Gray has served as our chief financial officer since 2007, and has extensive knowledge of the company’s financial and operating activities. In addition to his oversight of accounting functions, Mr. Gray provides knowledge of the competitive marketplace and has been a significant contributor to the development of our strategic plan.

Mr. Hautanen has extensive wireless industry experience with over 26 years working with wireless carriers and equipment providers. Significantly, he provides relationships, experience and input concerning both our product development and our sales and marketing process. In his current company, Mr. Hautanen develops chipsets for wireless communications, providing us with insight into industry trends and developments. During his tenure with Nokia he developed industry contacts and general knowledge concerning wireless telecommunications carriers worldwide.

Mr. Hickock was appointed our chief executive officer in 2008 after having served as our chief operating officer since 2005. Mr. Hickock’s key executive positions have provided him with insight into all aspects of our operations over the past seven years.

Vote Required

Directors are elected by a plurality of the votes present in person or by proxy and entitled to vote at a meeting at which a quorum is present. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees for director named above. Abstentions and broker non-votes will have no effect on the vote.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOREGOING NOMINEES TO OUR BOARD OF DIRECTORS.

* * * * *

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

At the annual meeting, our stockholders will be asked to ratify the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm for the fiscal year ending December 31, 2012. Stockholder ratification of the appointment of Gumbiner Savett, Inc. as our independent registered public accounting firm is not required by our bylaws or otherwise. Our board of directors is submitting the appointment of Gumbiner Savett, Inc. to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of Gumbiner Savett, Inc., the audit committee will reconsider this appointment. Even if the appointment is ratified, the audit committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our company and our stockholders.

We expect representatives of Gumbiner Savett, Inc. to be present at the annual meeting and they will have the opportunity to make a statement at the annual meeting if they so desire. We also expect such representatives to be available to respond to appropriate questions.

Vote Required

Assuming a quorum is present at the annual meeting, the affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the annual meeting is required to approve this proposal. Abstentions will have the same effect as negative votes. A broker or other nominee will generally have discretionary authority to vote on this proposal because it is considered a routine matter, and therefore we do not expect broker non-votes with respect to this proposal.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF GUMBINER SAVETT, INC. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2012.

BOARD AND COMMITTEE MATTERS AND CORPORATE GOVERNANCE MATTERS

Board Structure and Meetings

Our board of directors is led by a chairman of the board. This role is filled by an independent member of our board of directors. Our board of directors has determined that this leadership structure is appropriate and effective for our company. The chairman role provides our outside directors with a platform to control agendas and discussion for board meetings. In addition, the role creates a focal point for efficient communication between the directors and company management.

During our fiscal year ended December 31, 2011, our board of directors held five meetings and took action by written consent on three occasions. During this period, all of the incumbent directors attended or participated in more than 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings held by all committees of our board of directors on which each such director served, during the period for which each such director served.

Our board of directors has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each of these committees operates under a written charter approved by our board of directors. The charters, which have previously been filed with the SEC, can be viewed by visiting our website at www.axesstel.com and clicking on “Investors/Public Relations” and then on “Corporate Governance.” The members of the committees are identified in the following table.

Director	Audit Committee	Compensation Committee	Nominating & Governance Committee
Mark Fruehan	•	•	Chair
Richard M. Gozia	Chair	•	•
Osmo A. Hautanen	•	Chair	•

Information Regarding Committees of our Board of Directors

Audit Committee

The audit committee of our board of directors, among other things:

•	oversees our accounting and financial reporting processes and the audits of our financial statements;

•	serves as an independent and objective party to monitor our policies for internal control systems;

•	retains our independent auditors, reviews and appraises their independence, qualifications and performance, and approves the terms of engagement for audit service and non-audit services; and

•	provides an open avenue of communication among our independent auditors, financial and senior management, and board of directors.

The audit committee held five meetings during the last fiscal year, and took action by written consent on one occasion.

See “Report of the Audit Committee” contained elsewhere in this proxy statement. Our board of directors has determined that Mr. Gozia, the chair of the audit committee, qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Compensation Committee

The compensation committee of our board of directors, among other things:

•	establishes the compensation level of our executive officers;

•	reviews and approves performance goals and objectives for our executive officers;

•	administers and makes grants under our 2004 Equity Incentive Plan; and

•	establishes and reviews general policies relating to compensation and benefits of our employees.

The compensation committee held seven meetings during the last fiscal year.

Nominating and Governance Committee

The nominating and governance committee of our board of directors, among other things:

•	identifies, evaluates and recommends nominees to our board of directors and committees of our board of directors;

•	evaluates the performance of our board of directors and of individual directors;

•	reviews developments in corporate governance practices and evaluates the adequacy of our corporate governance practices; and

•	makes recommendations to our board of directors concerning corporate governance matters.

The nominating and governance committee held two meetings during the last fiscal year, and took action by written consent on one occasion.

Board Member Independence

Our board of directors has affirmatively determined that, other than H. Clark Hickock and Patrick Gray, all of the members of our board of directors are “independent” under the criteria established by the Nasdaq Capital Market stock exchanges for independent board members. In addition, our board of directors has determined that the members of the audit committee meet the additional independence criteria required for audit committee membership. Mr. Hickock is not considered independent because he is currently our chief executive officer. Mr. Gray is not considered independent because he is currently our chief financial officer.

Corporate Governance

Our policies and practices reflect corporate governance initiatives that are designed to be compliant with the listing standards of the Nasdaq Capital Market stock exchange and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	a majority of the members of our board of directors are independent;

•	all members of the audit committee, the compensation committee, and the nominating and governance committee are independent;

•	the independent members of our board of directors meet regularly without the presence of management;

•	we have a clear code of ethics that applies to our principal executive officers, our directors and all of our employees;

•	the charters of the committees of our board of directors clearly establish respective roles and responsibilities of each committee; and

•

we have procedures in place for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Board Role in Risk Oversight

Our board of directors has an oversight role in managing our risk. Our audit committee regularly receives reports from senior management on areas of material risk, including operational, financial, legal and strategic risks. The audit committee receives these reports in order to enable it to understand management’s views on risk identification, risk management and risk mitigation strategies. The audit committee, or if appropriate, the full board of directors, periodically requests that management evaluate additional potential risks, provide additional information on identified risks, or implement risk remediation procedures.

Board Effectiveness

It is important that our board of directors and its committees are performing effectively and in the best interests of our company and our stockholders. Toward that end, our board of directors performs an annual self-assessment, led by the chair of the nominating and governance committee, to evaluate its effectiveness in fulfilling its obligations.

Director Attendance at Annual Meetings

Our directors are strongly encouraged to attend our annual meeting of stockholders. Four of our five directors were present at our 2011 annual meeting of stockholders.

Executive Sessions

Our independent directors meet in executive session without management present at least twice a year. During 2011, our independent directors met in executive session on four occasions.

Code of Ethics

Our board of directors adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees that applies to our directors and all employees, including our executive officers. Our code of ethics can be viewed by visiting our website at www.axesstel.com and clicking on “Investors/Public Relations” and then on “Corporate Governance.” In the event we make any amendments to, or grant any waivers of, a provision of our code of ethics that applies to our principal executive officer or our principal financial and accounting officer that requires disclosure under applicable SEC rules, we intend to disclose such amendment or waiver and the reasons therefor on a Form 8-K or on our next periodic report in accordance with SEC rules.

Consideration of Director Nominees

Director Qualifications

The nominating and governance committee believes that new candidates for director should be evaluated according to certain guidelines, including:

•	having the knowledge, capabilities, experience and contacts that complement those currently existing within our company;

•

having the ability and qualifications to provide our management with an expanded opportunity to explore ideas, concepts and creative approaches to existing and future issues, and to guide management through the challenges and complexities of building a quality company;

•	having the ability to meet contemporary public company board standards with respect to general governance;

•	demonstrating qualities of stewardship, depth of review, independence, financial acumen, personal integrity and responsibility to stockholders;

•	having a genuine desire to participate actively in the development of our future;

•	and possessing an orientation toward maximizing stockholder value in realistic time frames.

The nominating and governance committee also considers such factors as the ability to contribute strategically through relevant industry background and experience on either the vendor or the end user side; strong current industry contacts; the ability and willingness to introduce and open doors to executives of potential customers and partners; independence from our company and current members of our board of directors; and a recognizable name that would add credibility and value to our company and our stockholders. The committee may modify these guidelines from time to time.

Evaluating Nominees for Director

The nominating and governance committee reviews candidates for director nominees in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In conducting this assessment, the committee currently considers, among other factors, diversity, experience, skills, and such other factors as it deems appropriate given the current needs of our board of directors and our company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors, the nominating and governance committee annually reviews such directors’ overall service to our company, including the number of meetings attended, level of participation, quality of performance, and any relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the committee also determines whether the nominee must be independent, which determination is based upon applicable listing standards of the national stock exchanges, applicable SEC rules and regulations and the advice of counsel, if necessary. The committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our board of directors. The committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to our board of directors by majority vote. To date, neither the nominating and governance committee nor any predecessor to the committee has paid a fee to any third party to assist in the process of identifying or evaluating director candidates. To date, neither the nominating and governance committee nor any predecessor to the committee has rejected a director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Our board of directors and nominating and governance committee does not have a specific policy with regard to the consideration of diversity in the identification of director nominees.

Stockholder Nominations

The nominating and governance committee applies the same guidelines described above to director nominees recommended by our stockholders as applied to nominees from other sources. Any stockholder who wishes to recommend a prospective nominee to serve on our board of directors for the nominating and governance committee’s consideration may do so by giving the candidate’s name and qualifications in writing to the chairman of our board of directors at the following address: Axesstel, Inc., Attn: Corporate Secretary, 6815 Flanders Drive, Suite 210, San Diego, California 92121.

Communications with Directors

Our board of directors has adopted a formal process by which stockholders may communicate with our board of directors or any individual director. Our board of directors recommends that stockholders initiate any such communications in writing and send them in care of our corporate secretary by mail to our offices, 6815 Flanders Drive, Suite 210, San Diego, California 92121. This centralized process will assist our board of directors in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended recipient should be noted in the communication. Our board of directors has instructed our corporate secretary to forward such correspondence only to the intended recipients; however, our board of directors has also instructed our corporate secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a personal, illegal, commercial, offensive or frivolous nature or otherwise inappropriate for our board’s consideration.

EXECUTIVE OFFICERS

Set forth below are the names and certain information about our current executive officers.

Name	Age	Position(s)
H. Clark Hickock	56	Chief Executive Officer and Director
Patrick Gray	51	Chief Financial Officer, Secretary and Director
Stephen Sek	46	Chief Technology Officer
Henrik Hoeffner	45	Chief Marketing Officer

H . Clark Hickock was appointed as our chief executive officer on March 13, 2008. Previously, since April 2005, Mr. Hickock was our chief operating officer. Please see his biography under “PROPOSAL 1—ELECTION OF DIRECTORS—Director Nominees,” above.

Patrick Gray joined us in March 2004 as vice president, controller. In 2005, he was promoted to senior vice president, corporate controller, and in February 2007, he was named chief financial officer. Please see his biography under “PROPOSAL 1—ELECTION OF DIRECTORS—Director Nominees,” above.

Stephen Sek joined us in November 2006 as chief technology officer. Mr. Sek had previously served as the director of technology and standards at Novatel Wireless, a San Diego-based provider of wireless broadband access solutions for the worldwide mobile communications market. He was responsible for leading the office of the CTO, the patent committee, the company’s technology realization and product introduction in all technologies to customers. At Novatel Wireless from August 2000 through October 2006, Mr. Sek also served as director, systems, test and accreditation engineering, general manager of Asia Pacific, and director of customer technical solutions and technologies. Responsibilities included heading the company-wide systems engineering, regulatory and industrial product accreditation, carriers’ product certification and releases for all technologies in all products and form factors. Mr. Sek holds a bachelor of science degree from Boston University and a master of science degree in electrical engineering from the University of Southern California.

Henrik Hoeffner serves as our chief marketing officer with responsibility for worldwide sales, a position he has held since April 2011. Mr. Hoeffner joined us in December 2006, initially serving as vice president sales & marketing EMEA (Europe, the Middle East and Africa). In April 2008, Mr. Hoeffner was promoted to senior vice president sales & marketing EMEA & APAC (Asia and Pacific) before his appointment to chief marketing officer. Prior to joining Axesstel, Mr. Hoeffner was vice president of Novatel Wireless’ EMEA operation from 2002 to 2006, and was responsible for sales of 3G data devices to customers in EMEA. Active in the wireless industry most of his career, Mr. Hoeffner also held senior sales and marketing positions with Siemens Communications from 1991 through 2002. Mr. Hoeffner holds a Business Administration and Economics degree from Copenhagen Business School.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation

The following table sets forth all compensation awarded or earned during the fiscal years ended December 31, 2011, 2010 and 2009 by (i) each individual serving as our principal executive officer during 2011, (ii) the three most highly compensated executive officers, other than the individuals serving as our principal executive officer, who were serving as our executive officers as of December 31, 2011, and (iii) the individuals who would have qualified under the foregoing clause (ii) but for the fact that such individuals were not serving as our executive officers as of December 31, 2011. For 2011, we had four executive officers that satisfy the foregoing criteria. Collectively, the executive officers named in the following table are referred to as our “named executive officers.”

2011 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
H. Clark Hickock	2011	336,879	—	—	38,000	245,000	26,070	645,949
Chief Executive Officer	2010	297,504	—	—	16,000	—	26,070	339,574
	2009	315,003	—	—	43,500	—	26,070	384,573

Patrick Gray	2011	234,000	—	—	7,500	120,000	12,000	373,500
Chief Financial Officer	2010	216,000	—	—	8,000	—	12,000	236,000
	2009	224,000	—	—	22,000	—	12,000	258,000

Stephen Sek	2011	206,700	—	—	19,000	95,400	12,000	333,100
Chief Technology Officer	2010	190,800	—	—	8,000	—	12,000	210,800
	2009	197,867	—	—	16,500	—	12,000	226,367

Henrik Hoeffner(4)	2011	256,062	—	—	19,250	221,174	16,709	513,195
Chief Marketing Officer	2010	219,867	—	—	6,000	206,087	15,932	447,886
	2009	239,344	—	—	—	194,057	16,724	450,125

(1)	Stock options awards valued at the fair value of the award on the date of grant using the Black-Scholes option valuation model. There can be no assurance that these amounts will ever be realized.
(2)	The amounts paid to Messrs. Hickock, Gray and Sek are non-equity incentive plan compensation payments per the Company’s Executive Bonus Plan. The amounts paid to Mr. Hoeffner are non-equity incentive plan compensation payments under the Company’s Sales Incentive Plan.
(3)	Amounts in this column include the following: for Mr. Hickock an automobile allowance of $18,000 and life insurance premium payments of $8,070; for Messrs. Gray and Sek an automobile allowance of $12,000; and for Mr. Hoeffner an automobile allowance of 12,000 Euros.
(4)	Under the terms of his employment agreement, we pay Mr. Hoeffner in Euros, the functional currency of his home country. Amounts in this table have been converted to United States dollars.

Salary

We design our compensation programs to provide our executive management with a level of assured cash compensation in the form of base salary that facilitates an appropriate lifestyle given their professional status and accomplishments. In May 2009, our executive officers voluntarily agreed to reduce their base salary by 10% (and Mr. Hickock agreed to voluntarily reduce his base salary by 15%), continuing until we achieved profitability for a fiscal quarter. We achieved profitability in the third quarter of 2011 and at the recommendation of our compensation committee, base salaries were restored with effect from April 1, 2011.

Option Awards

Option Grants

We have a 2004 Equity Incentive Plan which provides for the grant of equity based awards, including stock or stock options. The plan is administered by the compensation committee of our Board of Directors. In each of the past few years, our compensation committee has awarded stock option grants to the Company’s employees during the first quarter of the year. Because of the Company’s poor operating results in 2010 our compensation committee elected to make limited awards under the plan in the first quarter. Subsequently, during the third quarter, once the Company’s operating results had improved, our compensation committee approved additional stock option awards to our employees. See “Grant of Plan Based Awards” below.

Option Exchange Program

On May 12, 2010, the compensation committee of our board of directors approved a one-time stock option exchange program (the “Exchange Program”) with respect to options that had been issued under various option plans, including our 2004 Equity Incentive Plan. Under the terms of the Exchange Program, our employees, including our named executive officers, were offered the opportunity to exchange certain outstanding options, whether vested or unvested, with an exercise price of $0.28 or higher for a lesser number of new options with an exercise price equal to $0.08, the closing price of our common stock on May 12, 2010. Options that were not surrendered on or before May 27, 2010 remained outstanding in accordance with their original terms.

Options with an exercise price between $0.28 and $0.99 per share were permitted to be exchanged for new options on a two for one ratio. Options with an exercise price between $1.00 and $1.99 per share were permitted to be exchanged for new options on a three for one ratio, and options with an exercise price of $2.00 or above were permitted to be exchanged on a four for one ratio. The exchange ratios were established such that the Black Scholes value of the options surrendered exceeded the value of the new options being granted. The Black Scholes calculation was conducted using an estimated term of 5 or 6 years, annualized volatility of 100%, no anticipated dividend yield and a risk free rate of 2.27%.

The new options were issued under our 2004 Equity Incentive Plan and are subject to the terms and conditions of that plan and the eligible employee’s new stock option agreement. The new options were granted with a term of 10 years and their vesting was based on the remaining vesting of the original option. No portion of the new options vested on grant. The following table shows the vesting schedule for each new option based on the current vesting status of the eligible options being surrendered for exchange:

Remaining Vesting of Eligible Option	Vesting Term of New Option
Fully vested	One year - 25.0% quarterly over the four quarters following the date of grant
One year or less of vesting remaining	Two years - 12.5% quarterly over the eight quarters following the date of grant
More than one year of vesting remaining	Three years - 33.3% after the first year following the date of grant and 8.3% quarterly over the next eight quarters

The following table provides information regarding the participation of our named executive officers in the Exchange Program:

Name	# of Shares of Common Stock Subject to Eligible Options Exchanged	Exercise Price of Eligible Option ($)	# of Shares of Common Stock Subject to New Options Granted	Exercise Price of New Option ($)	Vesting Schedule of New Option Granted
H. Clark Hickock	270,000	3.35	67,500	$0.08	(1)
	70,000	1.99	23,333	$0.08	(1)

Patrick Gray	50,000	3.25	12,500	$0.08	(1)
	50,000	2.25	12,500	$0.08	(1)
	70,000	1.99	23,333	$0.08	(1)

Stephen Sek	225,000	1.70	75,000	$0.08	(1)

Henrik Hoeffner	50,000	2.05	12,500	$0.08	(1)
	100,000	0.81	50,000	$0.08	(3)
	50,000	0.34	25,000	$0.08	(2)
	75,000	0.30	37,500	$0.08	(3)

(1)	One year - 25% quarterly over the four quarters following the date of grant
(2)	Two year - 12.5% quarterly over the eight quarters following the date of grant
(3)	Three year - 33% after the first year following the date of the grant and 8.33% quarterly over the next eight quarters

Non-Equity Incentive Plans

Executive Bonus Plan

We maintain an Executive Bonus Plan which provides certain of our executive officers the ability to earn cash bonuses based on the achievement of performance targets. The size of the bonus payment and the performance targets for the Executive Bonus Plan are set annually by the compensation committee, based on management recommendations and a review of our peer group. For the past two years, the amount of the target cash bonus for each executive has been set to 70% of base salary for the chief executive officer, 50% of base salary for the chief financial officer and 45% of base salary for the chief technology officer.

For 2011, the performance targets under the Executive Bonus Plan were based on achieving revenue and net income targets. The performance targets were established on a “dual trigger” basis where both the minimum revenue and minimum net income target must be met for any bonus to be payable. One-half of the incentive compensation was payable in connection with the revenue target and the other half was payable on attaining the operating income target. The revenue target for 2011 was $57 million, with fifty percent of the revenue bonus payable on a minimum achievement of 80% of that target, or $45.6 million in revenues. The net income target for 2011 (after giving effect to any bonus payment) was a minimum of $750,000. The Company achieved 95% of the revenue target and 147% of the net income target. The compensation committee, in its discretion, elected to award the executive officers the full awards under the Executive Bonus Plan for 2011. In making this determination, the compensation committee noted the sacrifice the officers had undertaken in voluntarily reducing base compensation for two years, the strong turnaround in profitability going from a net loss of $6.3 million in 2010 to a net income of $1.1 million in 2011, and the Company’s work to establish a strong base of sales in the United States with the OEM program with Sprint.

Sales Incentive Plan

We maintain a Sales Incentive Plan which provides Mr. Hoeffner and our sales employees the ability to earn cash bonuses based on the achievement of performance targets. The Sales Incentive Plan is based on the achievement of sales targets. Each sales employee is given a sales target for his territory, with Mr. Hoeffner being given responsibility for the overall sales target. The sales target is set annually on the basis of a revenue target at a specified gross margin. Sales are credited with additional value if the gross margin for the sales is above the targeted gross margin, or lesser value if the gross margin for the sales is below the targeted gross margin . The size of the bonus payment and the performance targets for the Sales Incentive Plan are set annually by management and reviewed by the compensation committee.

For 2011, the performance targets for Mr. Hoeffner under the Sales Incentive Plan were based on a sales target of $66.7 million. Mr. Hoeffner’s compensation under the plan was targeted to provide him a bonus opportunity at the sales target equal to 100% of his base salary. After adjustment for gross margin, the Company achieved 84% of the sales target and Mr. Hoeffner received a bonus of $221,174.

Employment Contracts and Termination of Employment and Change-In-Control Arrangements

H. Clark Hickock

On March 13, 2008, we appointed Mr. Hickock as our chief executive officer and entered into an employment agreement with him which superseded and replaced the letter agreement dated April 27, 2005. Under the terms of his new employment agreement, Mr. Hickock is entitled to receive (i) an annual base salary of $330,000 and (ii) a performance bonus opportunity targeted at $231,000 annually. The amount of the base salary and performance bonus opportunity is subject to increase in the discretion of the compensation committee of our board of directors. Mr. Hickock is eligible to participate in our employee benefit programs. Mr. Hickock also receives a car allowance of $1,500 per month and we agreed to pay all premiums on an existing $1 million life insurance policy owned by Mr. Hickock. In addition, if we terminate his employment without cause, we agreed to make a lump-sum payment equal to 12 months of Mr. Hickock’s annual base salary at the level in place at the time of termination (less appropriate employment tax withholdings) and accelerate the vesting of all stock options issued to Mr. Hickock that were outstanding as of March 13, 2008. No severance benefit will be paid if Mr. Hickock resigns or if his employment is terminated for cause. Subsequently the compensation committee approved increases to Mr. Hickock’s base salary, to his current base salary of $350,000, and an amendment to his severance benefits that would grant him payment of Axesstel’s portion of premiums required to continue Mr. Hickock’s group health insurance under the applicable provisions of COBRA for twelve months.

Patrick Gray

We entered into a letter agreement, dated as of February 11, 2004, with Mr. Patrick Gray under which he was initially employed as vice president, controller. The letter agreement originally provided for a base salary of $130,000 and the grant of an option to purchase 50,000 shares of our common stock. In December 2004, the compensation committee of our board of directors voted to increase Mr. Gray’s annual base salary to $165,000 as of December 31, 2004. In December 2005, Mr. Gray assumed the position of senior vice president finance and corporate controller, and the compensation committee approved an increase of Mr. Gray’s annual base salary to $190,000 and payment of a monthly vehicle allowance of $1,000. In February 2007, Mr. Gray was appointed as our chief financial officer and his base salary was increased to $218,000. Subsequently, the compensation committee approved an increase in Mr. Gray’s base salary to $240,000.

On February 26, 2010, we entered into an executive severance compensation agreement with Mr. Gray that provides for the payment of severance benefits if Mr. Gray’s employment is terminated without cause or if he resigns for good reason as defined in the severance compensation agreement. The severance benefits include twelve months of Mr. Gray’s base salary in effect on the date of termination of employment and payment of Axesstel’s portion of premiums required to continue Mr. Gray’s group health insurance under the applicable provisions of COBRA for twelve months.

Stephen Sek

On October 20, 2006, we entered into an employment agreement with Mr. Stephen Sek pursuant to which he was appointed our chief technology officer and entitled to receive (i) an annual base salary of $200,000; (ii) a car allowance of $1,000 per month; and (iii) a performance bonus opportunity targeted at $60,000 annually. Mr. Sek’s base salary has subsequently been increased, with the consent of the compensation committee to $212,000.

On February 26, 2010, we entered into an executive severance compensation agreement with Mr. Sek that provides for the payment of severance benefits if Mr. Sek’s employment is terminated without cause or if he resigns for good reason as defined in the severance compensation agreement. The severance benefits include twelve months of Mr. Sek’s base salary in effect on the date of termination of employment and payment of Axesstel’s portion of premiums required to continue Mr. Sek’s group health insurance under the applicable provisions of COBRA for twelve months.

Grants of Plan Based Awards

The following table sets forth certain information with respect to grants of plan based awards to our named executives during the fiscal year ended December 31, 2011.

2011 Grants of Plan-Based Awards Table

Estimated Future Payouts Under Non-Equity Incentive Plan Awards

Name	Grant Date(1)	Threshold ($)	Target ($)	Maximum ($)	All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
H. Clark Hickock	11/2/2011	—	—	—	—	200,000	0.24	38,000
Patrick Gray	3/31/2011	—	—	—	—	150,000	0.07	7,500
Steven Sek	11/2/2011	—	—	—	—	100,000	0.24	19,000
Henrik Hoeffner	3/31/2011	—	—	—	—	100,000	0.07	5,000
	11/2/2011	—	—	—	—	75,000	0.24	14,250

(1)	Consists of stock option awards granted under the Company’s 2004 Equity Incentive Plan

The primary form of equity compensation we have awarded to our named executive officers has been stock options. Option grants are administered and awarded by the compensation committee under our 2004 Equity Incentive Plan. Options are usually granted and priced on the date that the compensation committee meets; however if we have not yet released operating results for the prior quarter, granting and pricing is established as of the third business day following our earnings release. This timing is intended to ensure that current information is available and reflected in the market price for our common stock when the exercise price for the option is established.

The compensation committee generally grants equity compensation during the first quarter of an operating year. In March 2011, the compensation committee determined to grant only limited equity awards to employees because of the company’s poor financial performance in 2010, granting 150,000 options to Mr. Gray, and 105,000 options to other employees. In addition, in connection with his promotion to chief marketing officer, the compensation committee awarded Mr. Hoeffner 100,000 options in March 2011. The compensation committee informed management that the committee would re-consider equity awards if the company’s performance improved substantially, as anticipated in the Company’s operating budget. In June 2011, the compensation committee elected to grant 75,000 options to a non-executive employee of the company. In November 2011, based on the Company’s improved financial performance, the compensation committee elected to allocate 495,000 options among certain employees of the company, including 375,000 options to executive management. Each of the options granted to employees are ten year options and vest as to 1/3rd of the shares on the anniversary of the date of grant, and 1/12th of the shares on each successive quarter thereafter, so that the options are fully vested after three years.

For the past several years, the compensation committee, based on the advice of its compensation consultant, has awarded option grants in amounts equal to approximately three percent of the amount of shares outstanding. The rationale for the option grant is that over time the option pool would accrue to approximately 15% of outstanding common stock. The average length of an outstanding option was estimated to be five years, and therefore a grant of three percent per annum would reach an balance of 15% over a five year period of time.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to outstanding equity awards held by each of our named executive officers at fiscal year end December 31, 2011.

Outstanding Equity Awards At 2011 Fiscal Year-End Table

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
H. Clark Hickock	200,000	—	—	0.34	3/28/2018
	137,500	12,500	—	0.30	3/12/2019
	45,833	4,167	—	0.28	3/23/2019
	116,667	83,333	—	0.10	3/25/2020
	90,833	—	—	0.08	5/12/2020
	—	200,000	—	0.24	11/2/2021

Patrick Gray	100,000	—	—	0.34	3/18/2018
	91,667	8,333	—	0.30	3/12/2019
	58,333	41,667	—	0.10	3/25/2020
	48,333	—	—	0.08	5/12/2020
	—	150,000	—	0.07	3/31/2021

Stephen Sek	75,000	—	—	0.34	3/18/2018
	68,750	6,250	—	0.30	3/12/2019
	58,333	41,667	—	0.10	3/25/2020
	75,000	—	—	0.08	5/12/2020
	—	100,000	—	0.24	11/2/2021

Henrik Hoeffner	43,750	31,250	—	0.10	3/25/2020
	75,000	50,000	—	0.08	5/12/2020
	—	100,000	—	0.07	3/31/2021
	—	75,000	—	0.24	11/2/2021

Risk Considerations in our Compensation Programs

Our compensation committee has discussed the concept of risk as it relates to our compensation program and does not believe our compensation program encourages excessive or inappropriate risk taking. We structure our pay to consist of primarily fixed compensation with cash and non cash incentive programs. The base salary portion of compensation is designed to provide a steady income regardless of our stock price performance, so that executives do not feel pressured to focus exclusively on stock price performance to the detriment of other important business metrics. Our cash incentive program has traditionally been weighted on multiple financial metrics including revenues, and operating or net income. Those metrics are evaluated each year based on perceptions of operating issues most critical to the company’s short and long term success. Our equity incentive grants have traditionally been structured to provide longer term incentive. Equity awards are reviewed and granted on an annual basis, rather than in single large grants at the time of hire. The annual grant allows our compensation committee to scale the size of the awards based on the company’s performance. In addition, equity grants to employees typically “cliff vest.” They are not exercisable at all for the first twelve months following the date of grant, and vesting occurs over a period of three years following the date of grant. This is designed to ensure that the employee will provide a sustained commitment to the company over time before the employee can capitalize on the value of any equity grant. Our compensation committee feels that this compensation package strikes a balance between providing secure compensation and appropriate short term and long term incentives, such that our executives are not encouraged to take unnecessary or excessive risks.

DIRECTOR COMPENSATION

Cash. Each of our non-employee directors is compensated $7,500 per calendar quarter for their service on our board of directors. Any non-employee director serving as chairman of our board of directors is paid an additional $3,750 per calendar quarter. Non-employee directors are also compensated for service on board committees at a rate of $1,250 per calendar quarter ($1,875 per calendar quarter in the case of the audit committee). In addition, any non-employee director serving as chair of a board committee is paid an additional $1,250 per calendar quarter ($2,500 per calendar quarter in the case of the audit committee chair). It is also our policy to reimburse our directors for their reasonable out-of-pocket expenditures.

Our directors voluntarily agreed to reduce all components of cash compensation by 15% commencing May 15, 2009 and continuing until we achieved profitability for a fiscal quarter. In the third quarter of 2011 we achieved profitability and cash compensation was restored to full levels with effect from April 1, 2011.

Equity. Our outside directors are typically awarded equity compensation in June of each calendar year, at the commencement of a new term. In 2008, on the advice of an independent compensation consultant, equity compensation was targeted at a value of $25,000 per year for each outside director. Over the past two years our non-employee directors voluntarily elected to receive less than the full $25,000 value of equity because the low stock price would have resulted in substantial shares being issued to directors and dilution to other stockholders.

In June 2011, in connection with his appointment to the Board, we awarded Mr. Fruehan 50,000 options to purchase shares of our common stock at an exercise price of $0.14 per share. The options vest on the basis of one–twelfth of the shares monthly, and become fully vested on the earlier of (i) one year from the date of grant or (ii) the date of our 2012 annual meeting of stockholders. The Board determined not to grant any other equity awards to non-employee directors at that time, commensurate with the compensation committee’s determination not to make significant equity grants to employees, but reserved the possibility of making equity awards if our performance improved.

In November 2011, based on the Company’s improved financial performance, the Board determined to award each outside director an amount of shares of our common stock with a value equal to $12,500, or 50% of the compensation consultant’s recommendation. The shares vest over the director’s one year term, on the basis of one–twelfth of the shares monthly, and become fully vested on the earlier of (i) one year from the date of grant or (ii) the date of our 2012 annual meeting of stockholders. We awarded Messrs. Gozia and Hautanen 52,083 shares, and Mr. Fruehan 12,083 shares, respectively. Mr. Fruehan’s share grant was targeted at an amount equal to $12,500 minus the Black Scholes value of the options that had been granted to him in June 2011on his appointment as a director.

2011 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Jai Bhagat(3)	41,156	—	—	—	—	—	41,156
Mark D. Fruehan(4)	39,275	2,900	5,500	—	—	—	47,675
Richard M. Gozia	55,344	12,500	—	—	—	—	67,844
Osmo A. Hautanen	64,969	12,500	—	—	—	—	77,469

(1)	Stock awards are valued at the fair value of the stock award on the date of grant. The following table sets forth for each non-employee director the aggregate number of stock awards outstanding at fiscal year end.

Director	Aggregate Number of Stock Awards
Jai Bhagat	206,500
Mark D. Fruehan	12,083
Richard M. Gozia	203,583
Osmo A. Hautanen	248,583

(2)	The following table sets forth for each non-employee director the aggregate number of option awards outstanding at fiscal year end:

Director	Aggregate Number of Option Awards
Mark D. Fruehan	50,000
Richard M. Gozia	33,000
Osmo A. Hautanen	70,000

(3)	Mr. Bhagat served as a director until June 9, 2011.
(4)	Mr. Fruehan was appointed a director on June 10, 2011.

EQUITY COMPENSATION PLAN INFORMATION

The following table describes our equity compensation plans as of December 31, 2011:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities referenced in column (a)) (c)
Equity compensation plans approved by our stockholders(1)	3,320,416		$0.32	3,075,239
Equity compensation plans not approved by our stockholders	587,141	(2)	$1.89	—

(1)	Consists of our 2004 Equity Incentive Plan.
(2)	Includes (i) options to purchase 521,167 shares of common stock granted pursuant to our stock option plans established by our board of directors in September 2002, March 2003 and September 2003 with a weighted average exercise price of $2.12 per share; and (ii) 65,974 shares of common stock subject to a warrant issued in 2002 to our former director and chief executive officer, Mike H.P. Kwon, with an exercise price of $0.07 per share.

STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of our common stock as of April 1, 2012 by:

•	each person we know to be the beneficial owner of 5% or more of the outstanding shares of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

The percentage of beneficial ownership is based on 23,799,731 shares outstanding on April 1, 2012. Shares of common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of April 1, 2012 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

Name and Address:(1)	Number of Shares Beneficially Owned	Percent of Class
Directors and Named Executive Officers:
H. Clark Hickock(2)	1,224,166	4.8%
Patrick Gray(3)	740,000	2.9%
Henrik Hoeffner (4)	684,167	2.7%
Richard M. Gozia(5)	633,000	2.5%
Osmo A. Hautanen(6)	368,583	1.5%
Stephen Sek(7)	302,467	1.2%
Mark D. Fruehan (8)	57,916	0.2%
All current executive officers and directors as a group (7 persons)	4,010,299	15.8%

5% or Greater Stockholders:
Entities affiliated with ComVentures(9)	3,143,761	13.2%
305 Lytton Avenue Palo Alto, CA 94301

(1)	Except as otherwise indicated, the address for each beneficial owner is 6815 Flanders Drive, Suite 210, San Diego, California 92121.
(2)	Includes 624,166 shares of common stock issuable upon exercise of options. Mr. Hickock is our chief executive officer and a director.
(3)	Includes 365,000 shares of common stock issuable upon exercise of options. Mr. Gray is our chief financial officer and a director.
(4)	Includes 179,167 shares of common stock issuable upon exercise of options. Mr. Hoeffner is our chief marketing officer.
(5)	Includes 33,000 shares of common stock issuable upon exercise of options. Mr. Gozia is a director.
(6)	Includes 70,000 shares of common stock issuable upon exercise of options. Mr. Hautanen is a director.
(7)	Includes 291,667 shares of common stock issuable upon exercise of options. Mr. Sek is our chief technology officer.

(8)	Includes 45,833 shares of common stock issuable upon exercise of options. Mr. Fruehan was appointed a director effective June 10, 2011.
(9)	Based on information contained in a Schedule 13D/A filed on June 15, 2009, includes 2,948,868 shares held by ComVentures V, L.P.; 182,827 shares held by ComVentures V-B CEO Fund, L.P.; and 12,066 shares held by ComVentures V Entrepreneurs’ Fund, L.P. ComVen V, LLC is the general partner of each of the foregoing entities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our board of directors has approved a written policy for the review and approval of all related party transactions that would require disclosure pursuant to Item 404 of Regulation S-K or any other transaction involving the Company and any other person where the parties’ relationship is not arms’-length, including loans between us and our officers, directors and principal stockholders and their affiliates. Under the charter of the nominating and governance committee of our board of directors, that committee is responsible for considering conflicts of interest of board members and senior management, and, to the extent a conflict constitutes a related party transaction, the committee refers the matter to the audit committee for review and recommendation of what action is to be taken, if any, by our board of directors. All related party transactions are to be on terms no less favorable to us than those that we could obtain from unaffiliated third parties.

Transactions with Related Persons

Since January 1, 2010, there have not been, nor currently are there proposed, any transactions or series of similar transactions in which Axesstel was or is to be a participant and where the amount involved exceeds or will exceed the lesser of $120,000 or 1% of the average of our total assets as of December 31, 2010 and 2011, which is approximately $104,355, and in which any of our directors, executive officers, holders of more than 5% of our common stock or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Agreements with Officers and Directors

We have entered into an indemnification agreement with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Nevada law.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than ten percent of our common stock, to file with the SEC reports of ownership of our common stock and changes in reported ownership. Officers, directors and greater than ten percent stockholders are required by SEC rules to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the reports furnished to us, or written representations from reporting persons that all reportable transaction were reported, we believe that during the fiscal year ended December 31, 2011, our officers, directors and greater than ten percent stockholders timely filed all reports they were required to file under Section 16(a), except as follows. On June 10, 2011 we appointed Mr. Fruehan to our Board of Directors. The Form 3 reflecting his appointment to our Board was filed late on July 6, 2011. On June 29, 2011, we awarded a stock option grant to Mr. Fruehan. The Form 4 for this one transaction was filed late on July 7, 2011.

PRINCIPAL ACCOUNTANT FEES AND SERVICES FEES

Gumbiner Savett, Inc. has been our independent auditor since September 2003 and was our independent auditor for the fiscal year ended December 31, 2011.

For purposes of the tables below:

Audit Fees	consist of fees billed for professional services rendered for the audits of our annual financial statements for the applicable year and for the review of the financial statements included in our quarterly reports on Form 10-Q for the applicable year.

Audit-Related Fees	consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported as audit fees.

Tax Fees	consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

All Other Fees	consist of fees billed for services not covered above.

The following table sets forth the aggregate fees billed by Gumbiner Savett, Inc. for services during the years ended December 31, 2011 and December 31, 2010:

	2011	2010
Audit Fees	$126,500	$137,500
Audit Related Fees	$—	$—
Tax Fees	$—	$—
All Other Fees	$—	$—

Total	$126,500	$137,500

Audit Committee Pre-Approval Policies and Procedures

The policy of the audit committee of our board of directors is to pre-approve all audit and permissible non-audit services provided by our independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent auditor and management are required to periodically report to the audit committee regarding the extent of services provided by the independent auditor in accordance with this pre-approval. The chair of the audit committee is also authorized, pursuant to delegated authority, to pre-approve additional services of up to $25,000 per engagement on a case-by-case basis, and such approvals are communicated to the full audit committee at its next meeting.

AUDIT COMMITTEE REPORT*

The audit committee of the board of directors is comprised entirely of independent directors who meet the independence requirements of Nasdaq, the NYSE Amex and the SEC. The audit committee oversees our financial reporting process on behalf of the board of directors. Management is responsible for the preparation, presentation and integrity of the financial statements, including establishing accounting and financial reporting principles and designing systems of internal control over financial reporting. Axesstel’s independent auditors are responsible for expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles.

In performing its responsibilities, the audit committee has reviewed and discussed with Axesstel’s management and its independent auditors the audited consolidated financial statements in Axesstel’s Annual Report on Form 10-K for the year ended December 31, 2011. The audit committee has also discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards 61, “Communications with Audit Committees.”

Pursuant to Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” the audit committee received the written disclosures and letter from the independent auditors, and discussed with the auditors their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements be included in Axesstel’s Annual Report on Form 10-K for the year ended December 31, 2011.

Submitted by the audit committee of the board of directors,

AUDIT COMMITTEE

Richard M. Gozia (Chair)

Mark D. Fruehan

Osmo Hautanen

HOUSEHOLDING OF PROXY MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report to stockholders may have been sent to multiple stockholders who share an address. We will promptly deliver a separate copy of such documents to any stockholder at a shared address to which a single copy was sent upon written or oral request. To make such a request, please contact us at Axesstel, Inc., c/o Corporate Secretary, 6815 Flanders Drive, Suite 210, San Diego, CA 92121 or by phone at (858) 625-2100. Any stockholder who wants to receive separate copies of our proxy statement or annual report in the future, or any stockholders sharing an address who are receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or contact us at the above address and phone number.

*	The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein.

OTHER MATTERS

Our board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Any stockholder or stockholder’s representative who, because of a disability, may need special assistance or accommodation to allow him or her to participate at the annual meeting may request reasonable assistance or accommodation from us by contacting our corporate secretary at Axesstel, Inc., 6815 Flanders Drive, Suite 210, San Diego, California 92121 or at (858) 625-2100. To provide us sufficient time to arrange for reasonable assistance or accommodation, please submit all requests by July 10, 2012.

Whether you intend to be present at the annual meeting or not, we urge you to return your signed proxy card promptly.

By Order of the Board of Directors

Patrick Gray Chief Financial Officer and Secretary

May 30, 2012

AXESSTEL, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 24, 2012.

The stockholder(s) whose signature(s) appear(s) on the reverse side of this proxy form hereby appoint(s) H. Clark Hickock and Patrick Gray or either of them as proxies, with full power of substitution, and hereby authorize(s) them to represent and vote all shares of common stock of Axesstel, Inc. that the stockholder(s) would be entitled to vote on all matters that may come before the Annual Meeting of Stockholders to be held on July 24, 2012, or at any adjournment thereof. The proxies shall vote subject to the directions indicated on the reverse side of this card and the proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting and any adjournments or postponements thereof. The proxies will vote as the Board of Directors recommends where a choice is not specified.

Please complete, sign, date and mail this proxy form in the accompanying business reply envelope even if you intend to be present at the meeting. You may also vote your Proxy via the Internet by following the instructions printed on this Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on July 24, 2012: The Proxy Statement and Annual Report to Stockholders are available at http://investors.axesstel.com.

VOTE BY INTERNET

Go online at www.transferonline.com/proxy and cast your ballot electronically, in accordance with the following instructions.

Your Proxy ID is:	Your Authorization Code is:

Instructions for voting electronically:

1.	Go to www.transferonline.com/proxy
2.	Enter your Proxy ID and Authorization Code
3.	Press Continue
4.	Make your selections
5.	Press Vote Now

☒  Please mark votes as in this example.

1. To elect the following five persons (except as marked to the contrary) as directors of the Company for a one-year term, or until their successors are duly elected and qualified:	FOR ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐

Mark Fruehan Richard M. Gozia Patrick Gray Osmo A. Hautanen H. Clark Hickock

To withhold authority to vote for any nominee, mark “For All Except” and clearly cross out the name or names of the nominee(s) above.

2. To ratify the appointment of Gumbiner Savett, Inc., as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To transact any other business that may properly come before the meeting or any adjournment or postponement of the meeting.	FOR ☐	AGAINST ☐	ABSTAIN ☐

☐ MARK HERE IF YOUR ADDRESS HAS CHANGED AND PROVIDE YOUR NEW ADDRESS IN THE BLANK SPACE TO THE RIGHT.

Please complete, sign, date and mail the enclosed Proxy in the accompanying envelope even if you intend to be present at the Annual Meeting. Returning the Proxy will not limit your right to vote in person or to attend the Annual Meeting, but will ensure your representation if you cannot attend. If you hold shares in more than one name or if your stock is registered in more than one way, you may receive more than one copy of the Proxy materials. If so, please sign and return each of the Proxy Cards that you receive so that all of your shares may be voted. The Proxy is revocable at any time prior to its use.

Signature:	Date:

Date:

IMPORTANT: Please sign above exactly as the shares are issued. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give the full title as such. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

THANK YOU FOR VOTING.